Exhibit 10.9

CONSULTING AGREEMENT

THIS Consulting Agreement (this “Agreement”), is made by and between TFF Pharmaceuticals, Inc, a Delaware Corporation with its principal place of business at 2801 Via Fortuna, Suite 425, Austin, Texas 78746 (“Company”), and Glenn Mattes, an individual having an address of 4524 Everview Drive, Doylestown, PA 18902 (“Consultant”). Company and Consultant shall, at times throughout this Agreement, be referred to individually as a “Party” and collectively as the “Parties”.

1.	Services

1.1	Consultant agrees to furnish such services related to the business of the Company, such as providing acting President and CEO services, and other services as further described in the Scope(s) of Services attached hereto and incorporated herein (the “Services”) as an exhibit. For purposes of this Agreement, reference to “Company” shall mean TFF Pharmaceuticals, Inc. or its subsidiary or affiliate issuing the Scope(s) of Services.

1.2	Consultant acknowledges and agrees that each Scope of Services shall be subject to the terms and conditions of this Agreement, in addition to the specific details set forth in the specific Scope of Services. To the extent any terms or provisions of a Scope of Services conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Scope of Services expressly and specifically states an intent to supersede this Agreement on a specific matter.

1.3	Consultant represents and warrants that Consultant has the necessary skill, experience, and expertise to provide the Services and will provide the Services in accordance with the terms and conditions of this Agreement.

1.4	The Parties understand that Company does not have the exclusive right to Consultant’s services. Consultant’s services shall be rendered at mutually agreeable times and locations.

2.	Compliance with Law and Company Policy; Conflict of Interest

2.1	Consultant represents and warrants that Consultant shall perform Consultant’s obligations under this Agreement in compliance with all Company instructions, policies or guidelines and with any and all applicable Federal, State, and local laws and regulations and industry and regulatory agency guidances and standards related to the Services, including but not limited to: the Federal anti-kickback statute, 42 U.S.C. § 1320a-7b(b); Federal Food, Drug and Cosmetic Act and relevant regulations, including Food and Drug Administration (“FDA”) promotional guidelines; all applicable U.S. securities laws and regulations; and U.S. Department of Health and Human Services Office of Inspector General’s (“OIG”) Compliance Program Guidance for Pharmaceutical Manufacturers. Consultant agrees to comply with Company’s reasonable requests for any information and documentation necessary to verify compliance with applicable laws, regulations and industry guidances and standards.

2.2	Consultant represents and warrants that neither the Consultant nor, to the Consultant’s knowledge, any of Consultant’s agents or affiliates (“Consultant’s Agents”):

(a)	are presently debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded from participation in this transaction by any Federal or State law or regulation, including but not limited to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) and (b);
(b)	have been convicted of a criminal offense related to healthcare; or
(c)	have been listed by a Federal department or agency as debarred, excluded, or otherwise ineligible for participation in Federal healthcare programs as set forth in 42 U.S.C. § 1320a-7, or any similar state law or regulation.

In the event that Consultant or one of Consultant’s Agents becomes debarred in violation of this Section 2.2, Consultant shall notify Company immediately. Consultant acknowledges and agrees that, notwithstanding any provision to the contrary, such debarment constitutes grounds for Company to terminate this Agreement immediately.

2.3	Consultant represents and warrants that the performance of the Services hereunder and the acceptance of related compensation will not conflict with any other agreements or policies to which Consultant is subject or a party to, including those of an employer or affiliated institution, or any other lawful restriction of any kind. Further, if Consultant is or becomes an employee or affiliate of any foreign, federal, or state government, agency, or institution (collectively, the “Third-Party Institution”), Consultant represents and warrants that Consultant is not prohibited by any applicable laws, regulations, policies, or ethical guidelines from fulfilling any of Consultant’s obligations and responsibilities or accepting compensation hereunder and that Consultant has confirmed this in writing from the Third-Party Institution’s ethics or compliance officer. Consultant agrees to comply with Company’s requests for any documentation necessary to verify compliance with this Section 2.3.

2.4	In the event that any materials are created by Consultant under this Agreement for consumption by a third-party, Consultant agrees to present all such materials to Company. Consultant shall not produce, publish, distribute, or cause to be produced, published, or distributed, any materials related to the Services or information or materials that Consultant received under this Agreement without final approval and express written permission by Company.

2.5	Consultant represents and warrants that neither Consultant nor any individual or entity acting on Consultant’s behalf, nor any payee under this Agreement, will, directly or indirectly, offer, pay or accept, or authorize the offering, payment, or acceptance of, any money or anything of value to or from any third party, with the knowledge or intent that the payment, promise or gift, in whole or in part, will be made in order to improperly influence an act or decision that will assist Consultant, the Company or the third party in securing an improper advantage or in improperly obtaining or retaining business or in improperly directing business to any person or entity.

Consultant acknowledges and agrees that, notwithstanding any provision to the contrary, any violation of this section constitutes grounds for Company to terminate this Agreement immediately.

3.	Term and Termination

3.1	The date this Agreement is by the last Party to sign it (as indicated by the date associated with that Party’s signature) but will be deemed as effective on May 1, 2018 (the “Effective Date”). If a Party fails to date a signature, the date that the other Party receives the signing Party’s signature will be deemed to be the date that the signing Party signed this Agreement, and the other Party may inscribe that date as the date associated with the signing Party’s signature. This Agreement will continue for a period of five (5) years from the Effective Date (the “Term”). Thereafter, this Agreement shall be subject to renewal for successive periods, upon the further written agreement of the Parties.

3.2	Company may terminate this Agreement immediately upon written notice to Consultant for any violation by Consultant of any provision of this Agreement or for cause.

3.3	Either Party may terminate this Agreement upon one hundred and twenty (120) days written notice to the other Party.

3.4	This Agreement will terminate immediately upon Consultant becoming a full time employee of the Company.

3.5	In the event of termination, Consultant shall be entitled to payment for services actually rendered prior to the effective date of termination. Such payments shall constitute full settlement of any and all claims of Consultant of every description against Company.

3.6	Sections 2, 3.4, and 5-9 of this Agreement shall survive the expiration and/or termination of this Agreement.

4.	Compensation and Expense Reimbursement.

4.1	Subject to the conditions set forth in this Agreement, during the Term of this Agreement, Company will pay Consultant the fees set forth in the applicable Scope of Services. The total amount payable to Consultant for the Services under this Agreement shall not exceed USD$25,000 per month.

4.2	The Parties agree that as of the Effective Date, the compensation negotiated and agreed upon are fair market value for the Services and are consistent with the value of similar services. Furthermore, the Parties represent and warrant that the compensation is not and has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated by Consultant for Company.

4.3	The Parties represent and warrant that no amount paid or reimbursed by or on behalf of Company, nor any services performed by Consultant are intended to be, nor shall they be construed as, an offer or payment made, whether directly or indirectly, to induce or reward the referral of patients, the purchase, lease or order of any item or service, or the recommendation or arranging for the purchase, lease or order of any item or service.

4.4	Company will reimburse Consultant for reasonable and customary, out-of-pocket expenses (including, but not limited to, as applicable telephone, facsimile, photocopying and reproduction, courier, postage, parking, mileage, airfare and other travel, lodging and meal costs) specifically agreed upon by the Parties and actually incurred by Consultant in connection with the Services, provided, further, that any expense over $500 shall require the approval of the Company. Consultant shall maintain copies of all documentation in support of any such expenses. Company reserves the right to audit the expenses claimed by Consultant during the Term of this Agreement at any time.

4.5	Unless otherwise agreed to in writing by the Parties, Consultant shall invoice Company on a monthly basis for fees and expenses for the Services performed. Such invoices shall include a detailed description of the Services rendered and the time spent in performance of those Services. Company agrees to pay Consultant invoices within fifteen (15) days of receipt. Unless indicated otherwise in a particular Scope of Services, Consultant shall submit such invoices for payment to the following address:

TFF Pharmaceuticals, Inc.

2801 Via Fortuna, Suite 425

Austin, Texas 78746

Attn:       Accounts Payable

5.	Inventions and Proprietary Information

5.1	Inventions

5.1.1	The Parties agree that each Party’s inventions, technologies, and any other intellectual property existing as of the Effective Date are their separate property and are not affected by this Agreement

5.1.2	Consultant will make full and prompt disclosure to Company of all inventions, improvements, discoveries, methods, developments, software and works of authorship relating to Company’s business, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during the Term of this Agreement (all of which are collectively referred to in this Agreement as “Developments”).

5.1.3	Company shall own and have title to any Developments made during the Term of this Agreement. Consultant agrees to assign and does hereby assign to Company (or any person or entity designated by Company) all of Consultant’s right, title and interest, if any, in and to all Developments and all related patents, patent applications, copyrights and copyright applications.

5.1.4	Consultant agrees to cooperate fully with Company, both during and after the Term of this Agreement, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Consultant shall, at Company’s expense, sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which Company may deem necessary or desirable in order to protect its rights and interests in any Developments.

5.2	Proprietary Information

5.2.1	Consultant agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning Company’s products, business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists and contacts at or knowledge of customers or prospective customers of Company. Consultant will not disclose any Proprietary Information to any person or entity other than employees of Company or use the same for any purposes (other than in the performance of his duties as a consultant of Company) without written approval by an officer of Company, either during or after the Term of this Agreement.

5.2.2	Consultant agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings or other written, photographic or other tangible material containing Proprietary Information, whether created by Consultant or others, which shall come into his custody or possession, shall be and are the exclusive property of Company to be used by Consultant only in the performance of his duties for Company.

5.2.3	Consultant’s obligations under this Section 5.2 shall not apply to any information that (i) is generally known to the public at the time of disclosure or becomes generally known without Consultant violating this Agreement, (ii) is in Consultant’s possession at the time of disclosure without Consultant violating this Agreement, (iii) becomes known to Consultant through disclosure by sources other than Company without such sources violating any confidentiality obligations to Company, or (iv) is independently developed by Consultant without reference to or reliance upon Company’s Proprietary Information.

5.2.4	Upon termination of this Agreement or at any other time upon request of Company, Consultant shall promptly deliver to Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) containing or relating to Proprietary Information of Company. After such delivery, Consultant shall not retain any such materials or copies thereof.

5.2.5	Consultant shall immediately notify the Company of receipt by Consultant of any process, subpoena, demand, or request by any third party, requiring or requesting the production of Confidential Information, and shall, as soon as practicable but in no event later than three (3) business days from the date of such receipt, submit to the Company a copy of such process, subpoena, demand, or request and inform the Company of all circumstances relating thereto. Consultant shall take all reasonable steps to protect such Confidential Information, including, without limitation, making a motion to quash or seeking a protective order against the disclosure of such Confidential Information; provided, however, that (i) nothing in this Section 5.2.5 shall require Consultant to violate any law or court order, (ii) if a disclosure order is not quashed or a protective order is not obtained, then in response to such disclosure order, Consultant may disclose only such Confidential Information that, based upon the advice of Consultant’s counsel, is legally required to be disclosed, and (iii) Consultant shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by the third party to whom any Confidential Information is so disclosed.

5.3	Remedies

Consultant acknowledges that any breach of the provisions of this Section 5 shall result in serious and irreparable injury to Company for which Company cannot be adequately compensated by monetary damages alone. Consultant agrees, therefore, that, in addition to any other remedy it may have, Company shall be entitled to enforce the specific performance of the Agreement by Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law). Company may terminate this Agreement, effective immediately upon the giving of written notice, if Consultant breaches or threatens to breach any provision of this Section 5.

6.	Indemnification

Each party (the "indemnifying party") shall indemnify and hold harmless the other party (the "indemnified party") from and against any and all third party suits, claims, damages, losses and expenses (including but not limited to attorneys’ fees) (collectively, the "Claims") for bodily injury and tangible personal property damage arising directly out of indemnifying party's gross negligence or willful misconduct, or based on a breach of such party’s representations, warranties or covenants as provided in this Agreement, but not to the extent that any Claim is based upon or arises from any fault or responsibility of the indemnified party or any third party. The indemnified party shall (i) promptly notify the indemnifying party of any matters in respect of which the indemnity may apply and of which the indemnified party has knowledge; (ii) give the indemnifying party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof, provided that the indemnifying party shall not settle any such claim or action without the prior written consent of the indemnified party (which shall not be unreasonably withheld or delayed); and (iii) cooperate with the indemnifying party, at the indemnifying party’s cost and expense in the defense or settlement thereof. The indemnified party may participate, at its own expense, in such defense and in any settlement discussions directly or through counsel of its choice on a monitoring and non-controlling basis. The obligations to indemnify, defend and hold harmless set forth above in this Section 6 will not be relieved for failure to comply with the provisions herein unless such failure materially prejudices the indemnifying party’s rights or ability to defend such Claim.

EXCEPT IN THE CASE OF WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR FRAUDULENT BEHAVIOR OR AMOUNTS FOR WHICH A PARTY IS RESPONSIBLE TO PROVIDE INDEMNIFICATION PURSUANT TO THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS RESPECTIVE AFFILIATES FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST SAVINGS, LOST PROFITS OR OTHER ECONOMIC LOSS, (OTHER THAN FEES PAYABLE TO CONSULTANT PURSUANT TO THIS AGREEMENT, WHICH THE PARTIES AGREE CONSTITUTES DIRECT DAMAGES)) OR LOSS OF RECORDS OR DATA, AS A RESULT OF OR ARISING OUT OF THIS AGREEMENT, THE PROVISION OF SERVICES HEREUNDER OR ANY OTHER MATTERS RELATING TO OR ARISING FROM THIS AGREEMENT, WHETHER SUCH CLAIM BE IN TORT, CONTRACT OR OTHERWISE, AND WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES WAS REASONABLY FORESEEABLE OR DISCLOSED.

7.	Publications

Consultant may not publish or publicize in any way without the prior written consent of Company, which consent Company may withhold in its sole discretion, any material or manuscript relating to the Services and/or any information or materials that Consultant received in connection with or pursuant to this Agreement or the relationship established between Consultant and Company.

8.	Independent Contractor Status

Consultant shall perform all of his services under this Agreement as an “independent contractor” and not as an employee or agent of Company. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, Company or to bind Company in any manner. Consultant shall not be entitled to any benefits, insurance coverage or privileges, including, without limitation, social security, unemployment, medical or pension benefits, made available to the employees of Company. Consultant agrees to take all action and comply with all applicable administrative regulations necessary for the payment by Consultant of taxes and contributions for unemployment insurance or pensions or annuities or social security payments which are measured by the wages, salaries or other remuneration paid to Consultant.

9.	Notices

All notices required or permitted under this Agreement shall be in writing and shall be mailed, delivered, or faxed and confirmed in writing, addressed to the other Party at the address shown above, or at such other address or addresses as either Party shall designate to the other in accordance with this Section 8, and any such notices and other communications shall take effect at the time of receipt of the Notice.

10.	Governing Law and Forum Selection

The laws of the State of Texas (without giving effect to its conflict and choice of law principles) govern all matters arising out of or relating to this Agreement, including, without limitation, its interpretation, construction, performance, and enforcement. Any dispute arising under or in connection with this Agreement or related to any matter which is the subject thereof shall be subject to the exclusive jurisdiction of the state and federal courts of Texas.

11.	Entire Agreement; Amendment

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be amended only by a written instrument executed by Company and Consultant.

12.	Equitable Remedies

Because the Services are personal and unique and because the Consultant will have access to Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

13.	Headings

The headings of sections in this Agreement are for convenience of reference only and do not affect or alter this Agreement’s construction or interpretation.

14.	Successors and Assigns

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors or heirs, distributees and personal representatives. Neither Company nor the Consultant may make any assignment or transfer of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that, upon thirty (30) days prior written notice to Consultant, the Company may assign or transfer its rights and obligations under this Agreement (i) in connection with any internal reorganization, or merger, sale or similar business combination involving all or substantially all of the Company’s assets or stock, or (ii) to an Affiliate of the Company, without obtaining the prior written consent of the Consultant. For purposes hereof, the term “Affiliate” means any person or entity which controls, is controlled by, or is under common control with the Company.

15.	Counterparts

This Agreement, and any exhibits or subsequent amendment(s) attached hereto, may be executed in counterparts and the counterparts, together, shall constitute a single agreement. A facsimile transmission or electronic copy of this signed Agreement bearing a signature on behalf of a Party shall be legal and binding on such Party.

IN WITNESS WHEREOF, each Party is signing this Agreement on the date stated below that Party’s signature to be effective as of the Effective Date.

TFF PHARMACEUTICALS, INC.

By:	/s/ Robert S. Mills	By:	/s/ Glenn Mattes
Name:	Robert S. Mills	Name:	Glenn Mattes
Title:	President	Date:	April 24, 2018
Date:	April 23, 2018

Exhibit A

Scope of Services

for

Consulting

This Scope of Services is subject to the terms and conditions of the Consulting Agreement by and between TFF Pharmaceuticals, Inc., (“Company”), and Glenn Mattes, an individual having an address of 4524 Everview Drive, Doylestown, PA 18902, (“Consultant”), dated to be effective as of May 1, 2018 (the “Agreement”), and shall be attached to and incorporated into such Agreement as Exhibit A. This Scope of Services does not supersede the Agreement, which defines the terms and conditions of the business arrangement between Company and Consultant.

Consultant will be providing his services as acting CEO from the effective date until the earlier of termination of the Consulting Agreement or he becomes the permanent CEO of the Company, for $25,000 per month.  Consultant is not expecting to be provided with health benefits.  Also, Consultant will not be considered an employee of the Company while providing services under the Consulting Agreement.

Consultant will receive an initial option grant equal to 5% of the Company’s outstanding shares of common stock, with a strike price determined pursuant to the a valuation of the Company’s common stock performed by an independent third party valuation specialist for purposes of compliance with Internal Revenue Code Section 409A after the initial financing, and, subsequent to the IPO, will receive an additional grant to ensure that Consultant maintains at least 5% potential ownership of the Company at that time. Any subsequent sale of shares of the Company after the IPO will result in dilution of Consultant’s equity position with the Company’s other stockholders.

The Company will provide D&O insurance coverage for Consultant, and all Board members and Officers of the Company, of no less than $5 million.

ACCEPTED AND AGREED TO BY:

TFF PHARMACEUTICALS, INC.

By:	/s/ Robert S. Mills	By:	/s/ Glenn Mattes
Name:	Robert S. Mills	Name:	Glenn Mattes
Title:	President & CEO	Date:	April 24, 2018
Date:	April 23, 2018